Exhibit 16.2

May 31,2011

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We were previously engaged as principal accountants to audit the consolidated financial statements of Keyuan Petrochemicals, Inc. (the "Company") as of and for the year ended December 31, 2010. On May 20, 2011, we resigned. We have read the Company's statements included under Item 4.01 of its Form 8-K dated May 31, 2011. We disagree with the statement that KPMG orally advised the chairman of the Audit Committee on May 20, 2011 that we would resign as auditor of the Company and submitted an official letter of resignation on May 24, 2011. We resigned on May 20, 2011 and confirmed in writing that the client—auditor relationship had ceased within 5 business days of our resignation, in a letter dated May 24, 2011. We agree with other statements, except that we are not in a position to agree or disagree with:

1.
The statement in the second paragraph of Item 4.01 that on March 31, 2011, our Audit Committee elected to commence such an investigation of the issues raised and engaged the services of independent counsel, Pillsbury Winthrop Shaw Pittman LLP, which in turn engaged the services of King & Wood and Deloitte (the "Investigation");

2.	The statements in the second paragraph of Item 4.01 that the Investigation is currently in process and that the Company is fully cooperating with the Investigation;
3.
The statement in the second paragraph of item 4.01 that the Investigation is currently being carried out with the full cooperation of the Company and the results of such Investigation have neither been formulated nor concluded; and

4.
The statement in the third paragraph of Item 4.01 that immediately following KPMG's resignation, our Audit Committee commenced contacting and interviewing other auditors in order to engage with another auditors firm as our independent auditor.

Very truly yours,

/s/ KPMG
Hong Kong, China

KPMG, a Hong Kong partnership and a member firm of the KPMG
network of independent member firms affiliated with KPMG
International Cooperative ("KPMG International"), a Swiss entity.